News Release
FOR IMMEDIATE RELEASE
Investor Contact:
Margaret Boyce
312-255-5784
margaret.boyce@diamondconsultants.com
Media Contact:
David Moon
312-255-4560
david.moon@diamondconsultants.com
DIAMOND ANNOUNCES CHANGE FROM ANNUAL TO QUARTERLY DIVIDEND
Declares Quarterly Dividend of $0.07 per Share
Reaffirms First Quarter Fiscal Year 2010 Guidance
CHICAGO, June 1, 2009—Diamond Management & Technology Consultants, Inc. (NASDAQ: DTPI), a premier global management and technology consulting firm, today announced that its Board of Directors approved a change in its dividend schedule from annual to quarterly beginning in fiscal year 2010. The Board declared a quarterly dividend of $0.07 per share of common stock payable on June 18, 2009 to shareholders of record at the close of business on June 10, 2009. In fiscal years 2008 and 2009, Diamond paid an annual dividend of $0.35 per share of common stock.
“Diamond’s decision to change to a quarterly dividend reflects our confidence in our ability to generate earnings and free cash flow in both healthy and challenging economic times,” said Adam Gutstein, President and CEO of Diamond.
The Company also reiterated its previous guidance provided in its earnings release on May 7, 2009. The Company expects first quarter net revenue in the range of $36 to $38 million, up from $35.9 million in the previous quarter. In addition the Company expects pretax income of $1.3 to $2.0 million and GAAP EPS to be in the range of $0.01 to $0.03. Adjusted EBITDA is expected to be in the range of $3 to $4 million. The Company expects its tax expense to be in a range of $1.0 to $1.2 million and its weighted average share count to be approximately 27 million shares. Free cash flow is expected to be between negative $3 million to negative $1 million including a payout of $4.3 million in the first quarter related to last fiscal year’s annual staff bonus awards.
About Diamond
Diamond is a management and technology consulting firm. Recognizing that information and technology shape market dynamics, Diamond’s small teams of experts work across functional and organizational boundaries to improve growth and profitability. Since the greatest value in a strategy, and its highest risk, resides in its implementation, Diamond also provides proven execution capabilities. We deliver three critical elements to every project: fact-based objectivity, spirited collaboration, and sustainable results. Diamond is headquartered in Chicago, with offices in New York, Washington, D.C., Hartford, London and Mumbai. Diamond is publicly traded on the Nasdaq Global Select Market under the symbol “DTPI.” To learn more, visit www.diamondconsultants.com.